EXHIBIT 99

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P R E S S   R E L E A S E

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RELEASE DATE:	CONTACT:

January 28, 2010	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
 RECORD EARNINGS FOR 2009 YEAR END

Ellwood City, Pennsylvania, January 28, 2010 – ESB Financial Corporation (NASDAQ: ESBF), the parent company of ESB Bank, today announced earnings of $1.00 per diluted share on net income of $12.0 million for the year ended December 31, 2009, which represents an 19.1% increase in net income per diluted share as compared to earnings of $0.84 per diluted share on net income of $10.2 million for the year ended December 31, 2008.  The Company’s return on average assets and average equity were 0.61% and 7.66%, respectively, for the year ended December 31, 2009 and 0.53% and 7.88%, respectively, for the year ended December 31, 2008.

For the three months ended December 31, 2009, the Company announced earnings of $0.20 per diluted share on net income of $2.3 million, which represents a 25.0% increase in net income per diluted share as compared to earnings of $0.16 per diluted share on net income of $2.0 million for the quarter ended December 31, 2008.  The Company’s annualized return on average assets and average equity were 0.48% and 5.55%, respectively, for the quarter ended December 31, 2009 and 0.40% and 6.16%, respectively, for the quarter ended December 31, 2008.

Income for the year ended December 31, 2009 was negatively affected by the Federal Deposit Insurance Corporation’s (“FDIC”) decision to establish a special assessment of five basis points on all FDIC-insured financial institutions. The assessment was based on total assets minus Tier 1 capital as of June 30, 2009. The special assessment of $891,000 was collected on September 30, 2009 and recorded in the second quarter of 2009. Operating earnings without the effect of the special assessment would have been $1.05 per diluted share on net income of $12.6 million for the year ended December 31, 2009, a 25.0% increase in diluted earnings per share as compared to the same period in the prior year.

Commenting on the quarter and year end results, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the record earnings for the year ended December 31, 2009.  During this challenging time for the banking industry, our philosophy has been to manage the interest rate margin without compromising asset quality or future earnings potential while continuing to offer quality products to our customers.”  Ms. Zuschlag continued by noting that “it is exciting to see the results of these efforts reflected in our earnings, which increased substantially over the prior year, our strong interest rate margin, which increased 39 basis points since last year, our solid asset quality and our ability to increase our deposit base by $67.0 million, or 7.6%, since December 31, 2008.”  Additionally, Ms. Zuschlag concluded by stating, “Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders.”

Press Release

January 28, 2010

Consolidated net income for the year ended December 31, 2009 increased $1.8 million or 17.6% to $12.0 million from $10.2 million as compared to the year ended December 31, 2008.  This net increase was a result of decreases in interest expense, provision for loan losses and noncontrolling interest of $10.8 million, $494,000 and $556,000, respectively, partially offset by decreases to interest income and noninterest income of $3.8 million and $1.7 million, respectively and increases to noninterest expense and income taxes of $3.7 million and $834,000, respectively.

Consolidated net income for the quarter ended December 31, 2009 increased $373,000 to $2.3 million from $2.0 million, as compared to the quarter ended December 31, 2008. This net increase was a result of decreases in interest expense, provision for loan losses and noncontrolling interest of $3.5 million, $326,000 and $603,000, respectively, partially offset by decreases to interest income and noninterest income of $1.7 million and $1.1 million, respectively and increases to noninterest expense and income taxes of $991,000 and $198,000, respectively.

The declines to interest expense for the quarter and year to date were primarily due to increases in the core deposits as a result of the Company’s ongoing campaign to increase commercial, public and personal checking accounts. The Company was able to replace higher priced borrowings with these lower rate deposits which contributed to the decline in the cost of funds for the year of 64 basis points to 3.03% at December 31, 2009 from 3.67% at December 31, 2008.

The decrease to noninterest income for the quarter and year ended December 31, 2009 was primarily due to write downs of land acquisition and development costs as well as unit construction costs of approximately $2.5 million at two of the Company’s joint ventures.  Additionally, the Company had impairment charges during the quarter of approximately $10,000 on one of its equity investments in small banks that had experienced a decline in their market value for the last several quarters as well as an impairment charge of approximately $144,000 on a $2.5 million collateralized debt obligation that is comprised of sixteen financial institutions. Offsetting the impairment charges, the Company recorded an increase for the quarter in the market value of its interest rate caps of approximately $120,000. The increase to noninterest expense was primarily related to increases in compensation and employee benefits and the aforementioned federal deposit insurance premiums of $452,000 and $408,000 for the quarter ended December 31, 2009 and $1.1 million and $2.4 million, respectively, for the year ended December 31, 2009.

The Company’s consolidated total assets decreased $16.2 million, or 0.8%, to $2.0 billion at December 31, 2009, from $2.0 billion at December 31, 2008.  Securities increased $10.1 million, or 0.9%, to $1.1 billion and net loans receivable decreased $20.0 million, or 2.9%, to $671.4 million. Total liabilities decreased $37.8 million, or 2.1%, to $1.8 billion at December 31, 2009.  Borrowed funds decreased $103.3 million, or 11.1%, to $829.6 million while total deposits increased $67.0 million, or 7.6%, to $944.3 million at December 31, 2009.

Total stockholders’ equity was $164.8 million or 8.41% of total assets, and book value per share was $13.70 at December 31, 2009 compared to $143.1 million or 7.24% of total assets, and book value per share of $11.74 at December 31, 2008.

The Company also announced that its annual meeting of stockholders will be held on Wednesday, April 21, 2010 at 4:00 p.m. at the Connoquenessing Country Club in Ellwood City, Pennsylvania.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The NASDAQ Stock Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

Press Release

January 28, 2010

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
	Year Ended		Three Months
	December 31,		Ended December 31,
	2009	2008	2009	2008

Interest income	$ 92,495	$ 96,258	$ 22,703	$ 24,450
Interest expense	54,347	65,115	12,427	15,910

Net interest income	38,148	31,143	10,276	8,540
Provision for loan losses	912	1,406	160	486
Net interest income after provision for
loan losses	37,236	29,737	10,116	8,054
Noninterest income	3,595	5,277	(1,194)	(91)
Noninterest expense	26,784	23,042	6,854	5,863
Income before provision for income taxes	14,047	11,972	2,068	2,100
Provision for income taxes	2,382	1,548	239	41
Net income	11,665	10,424	1,829	2,059
Less: Net (loss) income attributable to noncontrolling interest	(347)	209	(519)	84
Net income attributable to ESB Financial Corporation	$ 12,012	$ 10,215	$ 2,348	$ 1,975

Earnings per share:
Basic	$1.01	$0.85	$0.20	$0.16
Diluted	$1.00	$0.84	$0.20	$0.16

Annualized return on average assets	0.61%	0.53%	0.48%	0.40%
Annualized return on average equity	7.66%	7.88%	5.55%	6.16%

FINANCIAL CONDITION DATA:
			12/31/09	12/31/08

Total assets			$ 1,958,687	$ 1,974,839
Cash and cash equivalents			16,300	18,893
Total investment securities			1,106,910	1,096,806
Loans receivable, net			671,387	691,315
Customer deposits			944,347	877,329
Borrowed funds (includes subordinated debt)			829,641	932,901
Stockholders' equity			164,752	143,065
Book value per share			$13.70	$11.74

Average equity to average assets			7.95%	6.72%
Allowance for loan losses to loans receivable			0.88%	0.85%
Non-performing assets to total assets			0.25%	0.17%
Non-performing loans to total loans			0.59%	0.35%

Press Release

January 28, 2010

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business.  Operating earnings exclude the effects of certain items that are unusual or non-recurring.  We believe that our operating earnings provide useful supplemental information to both management and investors in evaluating the Company’s financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data calculated in accordance with GAAP.  Additionally, the method used to calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company’s GAAP and operating earnings for the twelve months ended December 31, 2009 and 2008 are presented below.

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP and Operating Earnings
(unaudited)
(Dollars in Thousands - Except Per Share Amounts)

	Year Ended
	Ended December 31,
	2009	2008

GAAP Earnings	$12,012	$10,215
Adjustments to GAAP earnings
FDIC Special Assessment	891	-
Income tax effect	(303)
Operating Earnings	$12,600	$10,215

Diluted GAAP Earnings per share	$1.00	$0.84
Adjustments to diluted GAAP earnings per share
FDIC Special Assessment, net of tax	0.05	-
Diluted Operating Earnings per share	$1.05	$0.84